Contact:	Robert R. Strickland
Pericom Semiconductor
rstrickland@pericom.com
408 435-0800

PERICOM SEMICONDUCTOR ELECTS DENNIS McKENNA TO ITS BOARD OF DIRECTORS

San Jose, Calif. – February 11, 2009 - Pericom Semiconductor Corporation (NASDAQ: PSEM), a worldwide supplier of high-speed integrated circuits and frequency control products, today announced the election of Mr. Dennis McKenna to its Board of Directors.

Mr. McKenna has international executive level experience in the electronics systems and semiconductor industries. Mr. McKenna’s Board experience includes serving on the Boards of successful public and private companies with operations in the United States and Asia. Mr. McKenna holds a BS in Business Administration from Wayne State University, Detroit MI.

Alex Hui, President and CEO, said of Mr. McKenna’s appointment, “We are very pleased to have Dennis McKenna join our Board of Directors. Dennis’s prior experience in the electronic systems industry and with semiconductor companies gives him very valuable insights into our business, and his financial expertise and board experience will help us ensure that our responses to the current economic conditions are effective. Dennis will be an invaluable resource as we drive Pericom to the next level in our evolution.”

About Pericom

Pericom Semiconductor Corporation (NASDAQ: PSEM) enables serial connectivity with the industry's most complete solutions for the computing, communications and consumer market segments. Pericom's analog, digital and mixed-signal integrated circuits, along with its SaRonix-eCERA frequency control products are essential in the timing, switching, bridging and conditioning of high-speed signals required by today's ever-increasing speed and bandwidth demanding applications. Company headquarters is in San Jose, Calif., with design centers and technical sales and support offices globally. http://www.pericom.com